UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 9, 2015

  XIANGTIAN (USA) AIR POWER CO., LTD.
(Name of Small Business Issuer in its Charter)

Delaware	87-0640467
(State or Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Unit 602 CausewayBay Comm Bldg 1
 Sugar Street, CausewayBay
Hong Kong, People’s Republic of China

(Address of principal executive offices)

86 10 859 10 261

(Telephone Number of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Financial Officer

On April 9, 2015, the Company’s Board of Directors approved the appointment of Zhiqi Zhang, age 51, as the Acting Chief Financial Officer effective April 9, 2015. Mr. Zhang has served as the Company’s Chief Executive Officer since July 29, 2014. From May 2013 to August 1, 2014, Mr. Zhang was working as an attorney with Heibei Jianan Law Firm that has served as the Company’s outside general counsel since May 2013 and the outside general counsel of Sanhe City Lucksky Electrical Engineering Co., Ltd. since January 2014. Mr. Zhang has approximately 22 years’ experience as an attorney in China. Mr. Zhang has been an attorney at Heibei Jianan Law Firm since 2008. Since his appointment as Chief Executive Officer, he has retained his position with the Heibei Jianan Law Firm, but has been working full time for the Company. Between 2000 and 2008, Mr. Zhang was an attorney at Hebei Landao Law Firm. From 1992 to 2000, Mr. Zhang was an attorney at Heibei Chengde Second Law Firm.

Mr. Zhang will receive no compensation in connection with this appointment. No material plan, contract, or arrangement was entered into or materially amended in connection with Mr. Zhang’s appointment as the Acting Chief Financial Officer, and there was no grant or award to Mr. Zhang or modification thereto under any such plan, contract, or arrangement in connection with his appointment.

Mr. Zhang has (i) no family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer; (ii) is not a party to any related person transaction with the Company; and (iii) has no arrangements or understandings with any other person pursuant to which he was appointed as the Acting Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XIANGTIAN (USA) AIR POWER CO., LTD.

	By:	/s/ Zhang Zhiqi
	Name:	Zhang Zhiqi
	Title:	Chief Executive Officer and Acting Chief Financial Officer
Date: April 13, 2015